Exhibit 2.12

SERVICE LEVEL AGREEMENT CENTRAL ENGINEERING AND MAINTENANCE	SZOLGÁLTATÁSI SZINTRE VONATKOZÓ MEGÁLLAPODÁS KÖZPONTI MÉRNÖKI ÉS KARBANTARTÁSI SZOLGÁLTATÁSOK NYÚJTÁSÁRÓL
This Service Level Agreement (“Agreement”) is by and between Arconic-Köfém Kft. (8000. Székesfehérvár, Verseci u. 1-15.) (“Service Provider”), and Arconic-Köfém Mill Products Hungary Kft. (8000. Székesfehérvár, Verseci u. 1-15.) as buyer (“Buyer”) on 1 January 2020. (“Effective Date”) based upon the terms and conditions below.

A jelen Szolgáltatási szintre vonatkozó megállapodás (a továbbiakban „Megállapodás”) a(z) Arconic-Köfém Kft. (8000. Székesfehérvár, Verseci u. 1-15.) (a továbbiakban „Szolgáltató”) és a(z) Arconic-Köfém Mill Products Hungary Kft. (8000. Székesfehérvár, Verseci u. 1-15.) (a továbbiakban „Megrendelő”) között jött létre 2020. január 1. napján (a továbbiakban „a Hatálybalépés Napja”), az alábbiakban rögzített feltételekkel.

Hereinafter Service Provider and Buyer shall be referred to jointly as "Contracting Parties" or "Parties".	A Szolgáltató és a Megrendelő a jelen Megállapodás alkalmazásában a továbbiakban együttesen „Szerződő Felekként” vagy „Felekként” szerepel.
I. GENERAL	I. ÁLTALÁNOS RENDELKEZÉSEK
A.    The Parties desire for Service Provider to render engineering, regular maintenance, trouble shooting, technical preparation, calibration, facility management and inventory and waste management services to Buyer as more fully described below (“Services”).

A.    A Felek szándéka értelmében a Szolgáltató a Megrendelőnek az alábbiakban bővebben kifejtett mérnöki, rendszeres karbantartási, hibaelhárítási, műszaki előkészítési, kalibrálási, létesítménykezelési, valamint készlet- és hulladékkezelési szolgáltatásokat nyújt (a továbbiakban „Szolgáltatások”).

B. Service Provider will ensure that all personnel providing Services are adequately trained and appropriately certified.	B. A Szolgáltató biztosítja, hogy a Szolgáltatásokat nyújtó személyzet kellőképpen képzett és megfelelő képesítéssel rendelkezik.
C.    No subcontract or order will relieve Service Provider from its obligations to Buyer hereunder and no subcontract will bind Buyer. Service Provider is responsible to Buyer for the quality and on-time provision of Services regardless if these were rendered by subcontractor(s), third party experts or Service Provider’s employees.

C.    A Szolgáltató azonban alvállalkozási szerződés, illetve megrendelés esetén sem mentesül az őt a jelen Megállapodás alapján terhelő kötelezettségek alól, és az alvállalkozási szerződések a Megrendelőt nem kötelezik. A Szolgáltató a Megrendelővel szemben felelősséggel tartozik a Szolgáltatások minőségéért és kellő időben történő teljesítéséért, függetlenül attól, hogy azokat alvállalkozó(k), külső szakértők vagy a Szolgáltató munkavállalói nyújtották.

D. Service Provider is and will remain an independent contractor of Buyer. No employee, agent, or representative of Service Provider or its subcontractors will be deemed to be an employee of Buyer.
D.    A Szolgáltató a Megrendelő független vállalkozója, és az marad a jövőben is. A Szolgáltató munkavállalói, megbízottjai, illetve képviselői vagy alvállalkozói nem minősülnek a Megrendelő munkavállalóinak.

E.    During initial term of this Agreement, Buyer shall purchase Services from Service Provider, except to the extent a Service in this Agreement is listed as optional or the Parties mutually agree that Buyer does not need to purchase the Service. Notwithstanding the foregoing, Buyer is not required to purchase a Service set forth in this Agreement in relation to, and to the extent that, Buyer purchases a new industrial vehicle and a service plan from the manufacturer for such vehicle.

E.    A jelen Megállapodás kezdeti időtartama alatt a Megrendelő köteles megvásárolni a Szolgáltató Szolgáltatásait, kivéve, ha valamely Szolgáltatás a jelen Megállapodásban opcionális Szolgáltatásként van feltüntetve, vagy ha a Felek kölcsönös megállapodásban rögzítik, hogy a Megrendelőnek nem kell megvásárolnia az adott Szolgáltatást. A fenti rendelkezésektől függetlenül a Megrendelő nem köteles megvásárolni a jelen Megállapodásban meghatározott Szolgáltatást, ha és amennyiben a Megrendelő új ipari járművet és azzal együtt szervizcsomagot vásárol a gépjármű gyártójától.

F.    Qualifications and Permits: Service Provider is responsible for maintaining any qualifications, licenses, and certifications necessary for its personnel to provide Services. Service Provider is also responsible for maintaining permits necessary for providing Services at Service Provider’s facility. To the extent that a Service entails Service Provider obtaining a new permit to perform Services in Buyer’s facility due to Buyer requesting Service Provider an additional activity not in scope of the Agreement, then Buyer shall be responsible for the costs of such permit and maintenance of any such permits thereafter is the responsibility of Service Provider.

F.    Képesítések és engedélyek: A Szolgáltató köteles fenntartani mindazokat a képesítéseket, engedélyeket és tanúsításokat, amelyekre a személyzetének szüksége van ahhoz, hogy nyújtani tudja a Szolgáltatásokat. A Szolgáltató emellett köteles fenntartani azokat az engedélyeket is, amelyek ahhoz szükségesek, hogy a Szolgáltatásokat a Szolgáltató létesítményeiben tudja nyújtani. Amennyiben egy adott Szolgáltatás azzal jár, hogy a Szolgáltatónak új engedélyre van szüksége ahhoz, hogy a Szolgáltatást a Megrendelő létesítményében nyújtsa, és ez annak a következménye, hogy a Megrendelő a Szolgáltatótól olyan további tevékenység elvégzését igényelte, amely nem tartozik a Megállapodás hatálya alá, úgy az ilyen engedély beszerzésének költségeit a Megrendelő, a későbbi fenntartásával járó kiadásokat pedig a Szolgáltató köteles viselni.

II. NON-OPERATIONAL FACILITY MANAGEMENT SERVICES	II. NEM OPERATÍV LÉTESÍTMÉNYKEZELÉSI SZOLGÁLTATÁSOK
A.    Service Provider is responsible to manage the outdoor areas including maintenance of roads, walkways and parking lots (including snow removal and anti-skid treatment), fences, outdoor lighting and park care (hereinafter referred to as “Non-operational Facility Management Services”). Non-operational Facility Management Services does not include maintenance of Buyer’s buildings.

A.    A Szolgáltató feladata a szabadtéri területek kezelése, beleértve az utak, a járdák és a parkolók karbantartását (így többek között a hóeltakarítást és a csúszásmentesítő kezeléseket), a kerítések, a szabadtéri világítás karbantartását és a parkgondozást (a továbbiakban úgy mint „Nem Operatív Létesítménykezelési Szolgáltatások”). A Nem Operatív Létesítménykezelési Szolgáltatások nem terjednek ki a Megrendelő épületeinek karbantartására.

B. Communications	B. Kapcsolattartás
Contact personnel are identified in Annex 1.	A kapcsolattartásra kijelölt személyeket az 1. sz. Melléklet tartalmazza.
C. Service Fee.	C. Szolgáltatási Díj
Non-Operational Facility Management Service Fees for the first year of the Agreement is specified in Annex 1. Thereafter, the Parties may revise the Service Fees to apply to the following year no later than 31 Oct of the current year. The annual Service fee will be based on a cost-plus model, with a percentage mark-up, as noted in Annex 2, calculated on the actual costs of the services carried out, with Buyer’s portion (i) calculated on a pro-rata basis for common areas, according to the Buyer’s proportionate occupancy of the total Kofem site as set forth in the addendum to this Agreement; and (ii) 100% for Services that exclusively benefit Buyer’s property. Services Provider agrees to make rate structures available to Buyer upon Buyer’s reasonable request. The annual Service fee shall be paid in 12 equal installments. Invoicing and payment shall be handled in accordance with Section VI(A) below.

A Nem Operatív Létesítménykezelési Szolgáltatások díja a Megállapodás első évében az 1. mellékletben meghatározottak szerint alakul. Ezt követően a Felek a tárgyév október 31. napjáig felülvizsgálhatják a Szolgáltatási Díjakat a következő év vonatkozásában. Az éves Szolgáltatási Díj a 2. mellékletben foglaltak szerint a költség és jövedelem módszeren (az ún. „cost-plus modellen”) alapul, százalékos árrést tartalmaz, és a kiszámítása az elvégzett szolgáltatások tényleges költségei alapján történik, amelyből a Megrendelőre eső rész i. a közös területek esetében azzal arányos, amekkora területet a Megrendelő a teljes Köfém-telephelyből a jelen Megállapodás kiegészítésében meghatározottak szerint elfoglal, ii. a kizárólag a Megrendelő tulajdonát érintő rész esetében pedig 100%. A Szolgáltató vállalja, hogy a díjstruktúrát a Megrendelő indokolt felhívására rendelkezésre bocsátja. Az éves Szolgáltatási Díjat 12 egyenlő részletben kell kiegyenlíteni. A számlázás és a fizetés az alábbi VI. pont A) alpontja alapján történik.

III. OPERATIONAL FACILITY MANAGEMENT SERVICES	III. OPERATÍV LÉTESÍTMÉNYKEZELÉSI SZOLGÁLTATÁSOK
A. Hoisting Equipment Maintenance	A. Emelőberendezés-karbantartás
1.0 Service Providers responsibilities and duties	1.0 A Szolgáltató feladatai és kötelezettségei
Hoisting Equipment Tests/Inspections:	Emelőberendezések tesztelése/ellenőrzése:
• Regular inspections as required by Hungarian law. • Repairs based on Inspection/Test reports. • Regular weekly inspections of key hoisting equipment based on mutually determined check list.
•    A magyar jogszabályi előírások szerinti rendszeres ellenőrzések.
•    Az ellenőrzési jelentéseken/tesztjelentéseken alapuló javítások.
•    A kulcsfontosságú emelőberendezések heti rendszerességű vizsgálata kölcsönösen meghatározott ellenőrző lista alapján.

Hoisting Device maintenance and troubleshooting:	Emelőberendezések karbantartása és hibaelhárítása:
•    Troubleshooting in three shifts; with 1-hour response time from notification (i.e. trouble shooting starts within an hour from call), taking into consideration the key lifting equipment list from Annex#3.
•    On-call service on weekends and bank holidays with 2-hour response time from notification.

•    Hibaelhárítás három műszakos munkarendben, a bejelentéstől számított egyórás válaszidővel (azaz a hiba elhárítása a bejelentéstől számított egy órán belül megkezdődik), a kulcsfontosságú emelőberendezések 3. mellékletben szereplő listájára figyelemmel
•    Hétvégén és munkaszüneti napokon telefonos ügyelet, a bejelentéstől számított kétórás válaszidővel.

Fabrication/Revamping of equipment parts:	Berendezés-alkatrészek gyártása/átalakítása:
• Managing of fabrication/revamping of parts with third party companies	• Alkatrészek gyártásának/átalakításának intézése harmadik személy társaságok révén
Technical planning, project support and project management on 'as needed' basis	Szükség esetén műszaki tervezés, projekttámogatás és projektirányítás:
•    Technical inspection of projects where hoisting equipment is involved;
•    Support of other projects: supervision of electrical sectioning, bumps and planned lifting;
•    Hoisting equipment expert activities;
•    Storage of limited spare parts;
•    Engineering and management

•    Műszaki ellenőrzés olyan projektek esetében, amelyek során emelőberendezést is használnak;
•    Egyéb projektek támogatása: az elektromos szakaszolás, az ütközések és a tervezett emelés felügyelete;
•    Emelőberendezésekkel kapcsolatos szakértői tevékenység;
•    Korlátozottan elérhető pótalkatrészek tárolása;
•    Mérnöki tevékenység és irányítás

2.0 Buyer's duties	A Megrendelő feladatai
•    Designation of a Single Person Accountable (Hoisting equipment designee);
•    Ensure the availability of equipment scheduled for inspection;
•    Funding of purchasing of parts/supplies needed for maintenance and troubleshooting) based on data specified by Service Provider.

•    Kizárólagos Felelős (emelőberendezés-felelős) kijelölése;
•    Az ellenőrzésre előjegyzett berendezések rendelkezésre állásának biztosítása;
•    A Szolgáltató által szolgáltatott adatok alapján a karbantartáshoz és hibaelhárításhoz szükséges alkatrészek/készlet beszerzésének finanszírozása.

3.0. Communications	3.0. Kapcsolattartás
Contact personnel are identified in Annex 1.	A kapcsolattartásra kijelölt személyeket az 1. sz. Melléklet tartalmazza.
B. Maintenance of Industrial Vehicles	B. Az ipari járművek karbantartása
1.0 Service Provider's responsibilities and duties	1.0. A Szolgáltató feladatai és kötelezettségei
Inspections	Ellenőrzések:
• Regular inspections as required by the OEM and/or Hungarian law. • Repairs based on inspection/test reports.	• Az eredetiberendezés-gyártók (OEM-ek) és/vagy a magyar jogszabályok előírásai szerinti rendszeres ellenőrzések. • Az ellenőrzési jelentéseken/tesztjelentéseken alapuló javítások.
Preventive maintenance:	Megelőző karbantartás:
• Preventive maintenance as required by manufacturer's recommendations	• A gyártó ajánlásaiban előírt megelőző karbantartás.
Industrial Vehicles maintenance and troubleshooting	Ipari járművek karbantartása és hibaelhárítása:
•    Troubleshooting in two shifts; with 1-hour response time from notification (i.e. trouble shooting starts within one hour from call), taking into consideration Buyer’s priority list.
•    On-call service on weekends and bank holidays with 2-hour response time from notification.

• Hibaelhárítás két műszakos munkarendben, a bejelentéstől számított egyórás válaszidővel (azaz a hiba elhárítása a bejelentéstől számított egy órán belül megkezdődik), a Megrendelő által felállított fontossági sorrendre figyelemmel.
• Hétvégén és munkaszüneti napokon telefonos ügyelet, a bejelentéstől számított kétórás válaszidővel.

Fabrication and revamping of equipment parts	Berendezés-alkatrészek gyártása és átalakítása
• Management of fabrication and revamping of equipment parts by contractors	• A berendezés-alkatrészek vállalkozók általi gyártásának és átalakításának irányítása
Technical planning and management on 'as needed' basis:	Szükség esetén műszaki tervezés és irányítás:
• Purchase and store of limited spare parts • Engineering and management	• Korlátozottan elérhető pótalkatrészek beszerzése és tárolása • Mérnöki tevékenység és irányítás
2.0 Buyer's duties	2.0. A Megrendelő feladatai
•    Designation of a Single Person Accountable
•    Ensuring the availability of equipment scheduled for inspection;
•    Funding of purchasing of parts/supplies needed for maintenance and trouble-shooting based on data specified by Service Provider.

•    Kizárólagos Felelős kijelölése;
•    Az ellenőrzésre előjegyzett berendezések rendelkezésre állásának biztosítása;
•    A Szolgáltató által szolgáltatott adatok alapján a karbantartáshoz és hibaelhárításhoz szükséges alkatrészek/készletek beszerzésének finanszírozása.

3.0 Communications	3.0. Kapcsolattartás
Contact personnel are identified in Annex 1.	A kapcsolattartásra kijelölt személyeket az 1. sz. Melléklet tartalmazza.
C. Combustion Systems Maintenance (Optional Service)	C. Tüzeléstechnikai rendszerek karbantartása (opcionális Szolgáltatás)
1.0 To the extent ordered by Buyer, Service Provider's responsibilities and duties:	1.0. A Megrendelő megrendelése esetén a Szolgáltató feladatai és kötelezettségei:
Operation of combustions systems in continuous shifts:	A tüzeléstechnikai rendszerek üzemeltetése folyamatos munkarendben:
•    On-site troubleshooting according to Buyer’s priority list; supported with on-call service in the 2nd and 3rd shift, weekends and bank holidays;
•    Daily inspections of heat treatment furnaces including their monitoring systems.

•    Helyszíni hibaelhárítás a Megrendelő által felállított fontossági sorrendnek megfelelően, a 2. és a 3. műszakban, valamint hétvégén és munkaszüneti napokon telefonos ügyelettel;
•    A hőkezelő kemencék napi rendszerességű ellenőrzése, amely kiterjed azok ellenőrző rendszereire is.

Technical supervision of third-party contractors	A harmadik személy vállalkozók műszaki felügyelete:
• Planning/preparation of combustion systems' preventive maintenance • Technical inspection of contractors' activities	• A tüzeléstechnikai rendszerek megelőző karbantartásának megtervezése/előkészítése • A vállalkozók tevékenységének műszaki ellenőrzése
Regular combustion tests/inspections:	Rendszeres égéstesztek/-ellenőrzések:
• Inspections/tests as required by Hungarian laws	• A magyar jogszabályi előírások szerinti ellenőrzések/tesztek
Process survey of heat treatment furnaces (temperature test)	A hőkezelő kemencék folyamatfelmérése (hőmérséklet-vizsgálat)
Preventive maintenance and other requested operations/activities:	Megelőző karbantartás és egyéb igényelt műveletek/tevékenységek:
•    Preventive maintenance jobs (e.g. maintenance/replacement of thermocouples; pressure controller, maintenance of gas/air mixing and air control motors);
•    Planning of overhauls of combustion systems and performance of sub-projects; Alterations/amendments of combustion systems;
•    Purchasing/storage of limited spare parts;
•    Training of operating/maintenance personnel;
•    Engineering and management

•    Megelőző karbantartási munkálatok (pl. hőelemek, nyomásszabályozók karbantartása/cseréje, gáz-levegő keverők és levegőszabályozó motorok karbantartása)
•    A tüzeléstechnikai rendszerek felújításának megtervezése és alprojektek végrehajtása A tüzeléstechnikai rendszerek módosítása/kiegészítése;
•    Korlátozottan elérhető pótalkatrészek beszerzése/tárolása;
•    Az üzemeltetést/karbantartást végző személyzet képzése;
•    Mérnöki tevékenység és irányítás

2.0 Buyer's duties	2.0. A Megrendelő feladatai
•    Ensure the availability of equipment scheduled for inspection;
•    Funding of purchasing of parts/supplies needed for maintenance and trouble- shooting based on data specified by Service Provider.
•    Ensuring on-line supervision of combustion equipment.

•    Az ellenőrzésre előjegyzett berendezések rendelkezésre állásának biztosítása
•    A Szolgáltató által szolgáltatott adatok alapján a karbantartáshoz és hibaelhárításhoz szükséges alkatrészek/készlet beszerzésének finanszírozása
•    A tüzeléstechnikai rendszerek online felügyeletének biztosítása

3.0 Communications	3.0. Kapcsolattartás
Contact personnel are identified in Annex 1.	A kapcsolattartásra kijelölt személyeket az 1. sz. Melléklet tartalmazza.
D. Calibration Laboratory (Optional Service)	D. Kalibrálólaboratórium (opcionális Szolgáltatás)
1.0 To the extent ordered by Buyer, Service Provider's responsibilities and duties:	1.0. A Megrendelő megrendelése esetén a Szolgáltató feladatai és kötelezettségei:
Calibration of tapes and meters/gauges:	Szalagok és mérőberendezések/mérőeszközök kalibrálása:
• Calibration of length measuring devices; • Calibration of industrial electronic meters and controls; • Thermometer calibration; • Maintenance of calibration database	• Hosszúságmérő eszközök kalibrálása • Ipari elektronikus mérőműszerek és vezérlők kalibrálása • Hőmérő-kalibrálás • A kalibrációs adatbázis karbantartása
2.0 Buyer's duties	2.0. A Megrendelő feladatai
• Development of annual calibration plans; • Ensure the availability of equipment scheduled for calibration to Laboratory	• Éves kalibrálási terv megalkotása; • Annak biztosítása, hogy a kalibrálásra előjegyzett berendezések a Laboratórium rendelkezésére álljanak
3.0 Communications	3.0. Kapcsolattartás
Contact personnel are identified in Annex 1.	A kapcsolattartásra kijelölt személyeket az 1. sz. Melléklet tartalmazza.
E. Car Services (Optional Service)	E. Gépjármű-szolgáltatások (opcionális Szolgáltatás)
1.0 To the extent ordered by Buyer, Service Provider's responsibilities and duties:	1.0. A Megrendelő megrendelése esetén a Szolgáltató feladatai és kötelezettségei:
• Management of service, repair and environmental/technical tests of cars; Management of winter/summer tire changes.	• A gépjárművek szervizelésének, javításának, valamint környezetvédelmi/műszaki ellenőrzésének, továbbá a téli, illetve nyári gumiabroncsok cseréjének irányítása.
2.0 Communications	2.0. Kapcsolattartás
Contact personnel are identified in Annex 1.	A kapcsolattartásra kijelölt személyeket az 1. sz. Melléklet tartalmazza.
F. CEM Inventory and Waste Management Service	F. CEM készlet- és hulladékkezelési szolgáltatás
1.0 Service Provider Duties: Service Provider will administer the management of waste that Buyer has contracted with the third party service providers for removal and disposal handling of Buyer’s waste. Service Provider will administer management of material scrap that Buyer has contracted with third party service providers to remove and manage material scrap collected in central stores (e.g. iron scrap, wooden scrap and band scrap). Buyer will bring waste and material scrap to Service Provider’s designated area and Service Provider will collect, and where applicable, separate materials. Service Provider will store the material and call on contracted third-parties to remove the materials.

1.0. A Szolgáltató feladatai A Szolgáltató intézi az olyan hulladék kezelését, amelynek elszállításáról és hulladékként történő kezeléséről a Megrendelő harmadik személy szolgáltatókkal megállapodást kötött. A Szolgáltató intézi az olyan nyersanyaghulladék kezelését, amelynek elszállításáról és központi tárolókban (azaz vashulladékként, fahulladékként és szalaghulladékként) történő kezeléséről a Megrendelő harmadik személy szolgáltatókkal megállapodást kötött. A Megrendelő a hulladékot és a nyersanyaghulladékot a Szolgáltató erre kijelölt területére szállítja, majd azt a Szolgáltató összegyűjti és adott esetben különválogatja. A Szolgáltató az anyagot eltárolja, és a vele szerződéses jogviszonyban álló harmadik személyekkel elszállíttatja.

2.0 Communications	2.0. Kapcsolattartás
Contact personnel are identified in Annex 1.	A kapcsolattartásra kijelölt személyeket az 1. sz. Melléklet tartalmazza.
G. CEM Predictive Maintenance	G. CEM megelőző karbantartás
1.0 Service Provider's duties:	1.0. A Szolgáltató feladatai
•    Complete scheduled predictive maintenance tests according to the rules of profession within six (6) work days and in line with any annual test schedules provided to Service Provider by Buyer.
•    Record test results and interaction recommendations and submit them to Buyer.
•    Draw up a written record of diagnostic tests and send them to the designated contact person via e-mail within three (3) days from the date of test.
•    Response time to urgent needs will be less than or equal to four (4) hours in morning shift on work days; motor tester and thermographic image tests in other cases less than eight (8) hours and not more than three (3) work days for non-scheduled tests.
•    Designation-of-Single Person Accountable(s) assigned to receive the requests for tests and communicate with the Buyer.

• A szakmai előírásoknak megfelelően 6 (hat) munkanapon belül elvégzi az előjegyzett megelőző karbantartási teszteket, amelyek során betartja az éves tesztekre vonatkozó, a Megrendelőtől kapott ütemtervet.
• A tesztek eredményét és az interakcióra tett javaslatokat rögzíti és átadja a Megrendelőnek.
• A diagnosztikai vizsgálatokról írásbeli nyilvántartást vezet, amelyet a teszt elvégzését követő 3 (három) napon belül e-mailben megküld a kijelölt kapcsolattartónak.
• A sürgős igények kielégítésére nyitva álló válaszidő munkanapokon, délelőtti műszakban legfeljebb 4 (négy) óra, a motorteszteknél és a termografikus képalkotással végzett vizsgálatoknál egyéb esetben kevesebb mint 8 (nyolc) óra, a nem előjegyzett tesztek esetében pedig legfeljebb 3 (három) munkanap lehet.
• Kijelöli az egy vagy több Kizárólagos Felelőst, akiknek a tesztek elvégzésére irányuló felhívásokat kell címezni, és akik a Megrendelővel tartják a kapcsolatot.

2.0 Buyer's duties	2.0. A Megrendelő feladatai
•    Development of an annual test schedule or revision of previous year's schedule (identify the equipment to be tested and the frequency of test)
•    Buyer will request tests (1.e. those not included in annual test Schedule) from contact persons in writing 24 hours before the requested time of test. Requests for tests to be performed on weekends or bank holidays shall be made three (3) days in advance.
•    Non-scheduled or urgent requests can be made verbally; nevertheless such request must be documented in writing within 24 hours.
•    Designation of Diagnostics Single Person Accountable(s) assigned to receive Service Provider's test reports and recommendations.
•    Buyer shall provide on-site assistance or local escort if such is needed (thermographic and motor tester checks). Failure to meet this requirement will release Service Provider from the obligation to perform tests.

• Elkészíti a tesztekre vonatkozó éves ütemtervet, illetve ellenőrzi az előző évi ütemtervet (meghatározza a tesztelésre szánt berendezéseket, valamint a vizsgálatok gyakoriságát).
• A (tesztekre vonatkozó éves ütemtervben nem szereplő) tesztek elvégzését a Megrendelő a kapcsolattartóktól igényelheti írásban, 24 órával a teszt megjelölt időpontja előtt. A hétvégi, illetve munkaszüneti napokra eső tesztelési igényt 3 (három) nappal korábban jelezni kell.
• A nem előjegyzett vagy sürgős kérést szóban is lehet közölni, azzal azonban, hogy az ilyen felhívást 24 órán belül írásban is rögzíteni kell.
• Kijelöli a diagnosztikai terület Kizárólagos Felelősét (Felelőseit), aki(k)nek majd a Szolgáltató tesztjelentéseit és javaslatait címezni kell.
• Szükség esetén (a termografikus és motortesztelő ellenőrzések során) a Megrendelő helyszíni segítséget vagy helyi kísérőt köteles biztosítani. Az itt rögzített előírás be nem tartása esetén a Szolgáltató mentesül a tesztek elvégzésére vonatkozó kötelezettsége alól.

3.0 Communications	3.0. Kapcsolattartás
Contact personnel are identified in Annex 1.	A kapcsolattartásra kijelölt személyeket az 1. sz. Melléklet tartalmazza.
H. Civil Engineering responsibilities (Optional Service)	H. Építőmérnöki feladatok (opcionális Szolgáltatás)
1.0 To the extent ordered by Buyer, Service Providers duties:	1.0. A Megrendelő megrendelése esetén a Szolgáltató feladatai
Civil engineering Services for investment projects including but not limited to construction of buildings or refurbishment of buildings, Service Provider will complete planning/preparation of civil engineering in the case of construction of machine foundations or paved storage areas, including managing design, construction and obtaining permits.

A beruházási projektekkel összefüggő építőmérnöki szolgáltatások nyújtása, így többek között épületek felépítése, illetve átalakítása. Gépi berendezések alapzatai vagy burkolattal ellátott tárolóterületek kialakítása esetén a Szolgáltató látja el a teljes körű építőmérnöki tervezés/előkészítés feladatát, beleértve a tervezés és a kivitelezés irányítását, valamint az engedélyek beszerzését is.

Planning/preparation of repairs/maintenance with assignment including but not limited to the following:	A javítás/karbantartás felkérésen alapuló megtervezése/előkészítése többek között az alábbiakra terjed ki:
•    Repairs of buildings (incl. walls, insulations, flooring);
•    Repairs / cleaning of rainwater drains;
•    Painting (building & machinery);
•    Concrete paved storage areas;
•    Windows, skylights;
•    Complete refurbishment of locker rooms/shower areas;
•    Maintenance of locker rooms/shower areas/toilets
•    Regular inspection of the involved area according to the Assignor's condition, determination/survey of defects/gaps;
•    Development of a time schedule for major/multi-phase tasks;
•    Provision of data to enable development of inquiries; suggestion of contractors, evaluation of quotations, suggestion of preferred contractors;
•    Organization of conditions of construction at construction projects excluding the conditions to be provided by Buyer;
•    Commissioning the job, technical inspection;
•    Provide data to financial accounting.

•    Épületek (így épületfalak, szigetelés, padlózat) javítása
•    Az esővíz-elvezetők javítása/tisztítása
•    Festés (épületeké és gépi berendezéseké)
•    Betonnal burkolt tárolóterületek
•    Ablakok, tetőablakok
•    Öltözőhelyiségek/zuhanyzóhelyiségek teljes körű átalakítása
•    Öltözőhelyiségek/zuhanyzóhelyiségek/ mellékhelyiségek karbantartása
•    Az érintett terület rendszeres ellenőrzése a Megrendelő feltételei szerint; a hibák és hiányosságok megállapítása/feltárása;
•    A lényeges/több fázisból álló feladatok ütemezésének meghatározása;
•    Adatszolgáltatás a jobb ajánlatbekérés érdekében; vállalkozók ajánlása; ajánlatok értékelése; preferált vállalkozóra vonatkozó javaslat előterjesztése;
•    A Megrendelő által biztosítandó feltételek kivételével a kivitelezés feltételeinek kialakítása a kivitelezési projektek során
•    A munkálatok megrendelése, műszaki ellenőrzés
•    Adatszolgáltatás a pénzügyi elszámoláshoz

2.0 Buyer's duties	2.0. A Megrendelő feladatai
•    Placing written order for the job based on prior agreement/discussion
•    Provision of data (technical, due date, financial conditions)
•    Approval of relevant technical approach and expenses enabling implementation of actions.
•    Inquiry, pricing negotiations and conclusion of contracts.
•    Provision of safe work area and/or safe equipment to construction.
•    Financial accounting, capitalization of Investment projects, project closing.

• Előzetes megállapodás/egyeztetés alapján a munkára vonatkozó írásbeli megrendelés feladása
• (Műszaki, esedékességre, pénzügyi feltételekre vonatkozó) adatszolgáltatás
• A vonatkozó műszaki megoldás, valamint az intézkedések megtételéhez szükséges költségek jóváhagyása.
• Ajánlatok bekérése, ártárgyalások lefolytatása és szerződéskötés
• Biztonságos munkaterület és/vagy biztonságos felszerelés szolgáltatása a kivitelezéshez
• Pénzügyi elszámolás, a beruházási projektek feltőkésítése, a projektek lezárása.

3.0 Communications	3.0. Kapcsolattartás
Contact personnel are identified in Annex 1.	A kapcsolattartásra kijelölt személyeket az 1. sz. Melléklet tartalmazza.
I. Experts' engineer services (Optional Service)	I. Szakértők által nyújtott mérnöki szolgáltatások (opcionális Szolgáltatás)
1.0 To the extent ordered by Buyer, Service Providers duties:	1.0. A Megrendelő megrendelése esetén a Szolgáltató feladatai
Develop combustion system specifications, technical revision and legal compliance revision of the engineering plans of planned combustion systems, prepare permit acquisition and obtain the permits. Manage all aspects of permit acquisition process of hazardous fluid tanks. Manage all aspects of permit acquisition process of pressure vessels.

Kialakítja az égetőrendszerek specifikációit, elvégzi a megtervezett égetőrendszerek terveinek műszaki és jogszabályi előírások szerinti ellenőrzését, előkészíti az engedélyeztetést, és beszerzi az engedélyeket. Irányítja a veszélyes folyadékok tartályaira vonatkozó engedélyeztetési eljárás összes aspektusát. Irányítja a nyomástartó edényekre vonatkozó engedélyeztetési eljárás összes aspektusát.

•    Communication with authorities in the course of permit acquisition process.
•    Provision of up-to-date professional information to Buyer
•    Completion of jobs/actions on time as agreed.
•    Provision of data to financial accounting.

•    Kapcsolattartás a hatóságokkal az engedélyeztetési eljárás során
•    Naprakész információk szolgáltatása a Megrendelőnek
•    A munkálatok/feladatok befejezése a megállapodásban rögzített időre
•    Adatszolgáltatás a pénzügyi elszámoláshoz

2.0 Buyer's duties	2.0. A Megrendelő feladatai
•    Place written order for the job based on prior agreement/discussion
•    Provision of data (technical, due date, financial conditions)
•    Approval of relevant technical approach and expenses enabling implementation of actions.

• Előzetes megállapodás/egyeztetés alapján a munkára vonatkozó írásbeli megrendelés feladása
• (Műszaki, esedékességre, pénzügyi feltételekre vonatkozó) adatszolgáltatás
• A vonatkozó műszaki megoldás, valamint az intézkedések megtételéhez szükséges költségek jóváhagyása.

3.0 Communications	3.0. Kapcsolattartás
Contact personnel are identified in Annex 1.	A kapcsolattartásra kijelölt személyeket az 1. sz. Melléklet tartalmazza.
J. Operational Facility Management Services Service Fees	J. Az Operatív Létesítménykezelési Szolgáltatások díja
1.0 The Parties shall calculate Service Fees using a cost-plus methodology.	1.0 A Szolgáltatási Díjat a Felek a költség és jövedelem módszer (az ún. „cost-plus modell”) alapján kötelesek kiszámolni.
For higher value-add or critical services Service Provider will calculate its costs and add a mark-up per the percentage in Annex 2. Provider’s cost shall be determined by using the exact methodology as it uses for its internal business. For clarity, the following Services carried out under the current agreement are deemed higher value-add or critical:

A magasabb hozzáadott értéket képviselő vagy kritikus Szolgáltatások esetében a Szolgáltató kiszámolja a költségét, majd ahhoz hozzáadja a 2. mellékletben szereplő százalékos árrést. A Szolgáltató a költségét ugyanazzal a módszerrel köteles meghatározni, amelyet a saját belső üzleti tevékenysége során is használ. Az egyértelműség érdekében a Felek rögzítik, hogy a jelen Megállapodás alapján nyújtott alábbi Szolgáltatásokat a Felek úgy tekintik, hogy azok magasabb hozzáadott értéket képviselnek, illetve kritikus szolgáltatásnak minősülnek:

• Hoisting Equipment Maintenance • Combustion Systems Maintenance • Calibration Laboratory • CEM Predictive Maintenance • Civil Engineering responsibilities • Experts' engineer services	• Emelőberendezés-karbantartás • Égetőrendszer-karbantartás • Kalibrálólaboratórium • CEM megelőző karbantartás • Építőmérnöki feladatok • Szakértők által nyújtott mérnöki szolgáltatások
For all other Services that are not higher value-add or critical, Service Provider will calculate its costs and add a mark-up per Annex 2. Provider’s costs shall be determined by using the exact methodology as it uses for its internal business.

A magasabb hozzáadott értéket nem képviselő vagy kritikusnak nem minősülő egyéb Szolgáltatások esetében a Szolgáltató úgy köteles eljárni, hogy kiszámítja a költségét, majd ahhoz a 2. mellékletben foglaltak szerint hozzáadja az árrést. A Szolgáltató a költségeit ugyanazzal a módszerrel köteles meghatározni, amelyet a saját belső üzleti tevékenysége során is használ.

2.0 Service Fees for the first year of the Agreement and the calculations supporting the Service Fees are specified in Annex 1. Thereafter, the Parties may revise the Service Fees to apply to the following year. The Parties shall attempt to revise pricing for the next calendar year no later than 31 Oct of the current year. Service Provider will initiate any revision of the Service Fees by sending a detailed calculation on the costs of the current year including the calculation of the Buyer's share of the costs. If the Buyer does not accept the sent calculations and proposals, within 15 days of its receipt of the calculations and proposals, Buyer may request that the Parties discuss the situation and the Parties shall discuss such situation in good faith.

2.0 A Szolgáltatásokra a Megállapodás első évében irányadó díjak és az azok alapjául szolgáló számítási módszerek az 1. mellékletben szerepelnek. Ezt követően a Felek a Szolgáltatási Díjakat a következő év vonatkozásában felülvizsgálhatják. A Felek a tárgyév október 31. napjáig kötelesek felülvizsgálni a következő naptári évre irányadó árképzést. A Szolgáltató a Szolgáltatási Díjak felülvizsgálatát úgy kezdeményezi, hogy megküldi a tárgyévre irányadó költségek kiszámításának részletes leírását, amely kiterjed a költségek Megrendelőt terhelő részére is. Amennyiben a Megrendelő nem fogadja el a megküldött kalkulációt és javaslatokat, úgy a kézhezvételtől számított 15 napon belül kezdeményezheti, hogy a Felek folytassanak egyeztetéseket a kialakult helyzetről, amelynek a Felek jóhiszemű módon kötelesek eleget tenni.

3.0 Service Fees are exclusive of VAT. All other taxes imposed upon Service Provider, the price or compensation under this Agreement and/or upon the Services provided hereunder are the responsibility and liability of Service Provider.

3.0 A Szolgáltatási Díjak nem tartalmazzák az általános forgalmi adót. A Szolgáltatóra, a jelen Megállapodás szerinti árra vagy ellenszolgáltatásra és/vagy az annak alapján nyújtott Szolgáltatásokra kivetett minden egyéb adó tekintetében a Szolgáltató tartozik felelősséggel.

4.0 Service Provider warrants that prices set forth in this Agreement are complete and that no additional charge of any type will be added without Buyer’s prior express written consent.
4.0 A Szolgáltató szavatolja, hogy a jelen Megállapodásban rögzített árak teljes körűek, és azokhoz a Megrendelő előzetes és kifejezett írásbeli hozzájárulása hiányában semmiféle többletdíj nem adható.

5.0 Buyer is entitled to have information on actual cost levels at any time. Buyer has the right to inspect cost records of the Central Engineering and Maintenance Organization of the Service Provider at any time, during business hours after sending a 3 working days prior written notice to Service Provider.

5.0 A Megrendelő bármikor tájékoztatást kérhet az aktuális költségszintekről. A Megrendelő a Szolgáltatónak 3 munkanappal előre megküldött írásbeli értesítés mellett munkaidőben bármikor jogosult megtekinteni a Szolgáltató Központi Műszaki és Karbantartó Szervezetének költségnyilvántartását.

6.0 Buyer shall not be bound to pay Service Provider to the extent a Service fails to conform to Service Provider’s obligations under the Agreement. Buyer shall not be in default and interest shall not accrue on any invoices or Service Fees that Buyer disputes in good faith.

6.0 A Megrendelő nem köteles fizetni a Szolgáltatónak, amennyiben egy adott Szolgáltatás nem felel meg a Szolgáltatót a jelen Megállapodás alapján terhelő kötelezettségeknek. A Megrendelő jóhiszemű számlakifogása esetén a Megrendelő nem eshet fizetési késedelembe, és az ilyen számlán szereplő Szolgáltatási Díjak tekintetében nem kerül sor kamat felszámítására.

7.0 At Buyer’s reasonable request, the Service Provider and Buyer will discuss the selection of specific individuals to provide Services and the replacement of any Service Provider employee where, in Buyer’s reasonable opinion the employee’s work is substandard.

7.0 A Megrendelő észszerű kérésére a Szolgáltató és a Megrendelő egyeztetést folytat a Szolgáltatásokat nyújtó konkrét személyek kiválasztásáról, valamint a Szolgáltató munkavállalóinak leváltásáról, amennyiben a Megrendelő észszerű megítélése alapján az adott munkavállaló munkája minőségi szempontból kifogásolható.

K.    Spare parts. Service provider must obtain Buyer’s prior written consent before ordering or purchasing any spare parts per this Agreement that are individually between 250,000 and 500,000 HUF. For spare parts with the individual value under 250,000 HUF Service Provider may order the parts, with a monthly cap of 1,500,000 HUF. After reaching the cap Service Provider needs to obtain Buyer’s written consent for any spare part orders. Spare parts with the value 500,000 HUF or higher will be ordered by Buyer directly.

K. Pótalkatrészek A Szolgáltató köteles beszerezni a Megrendelő előzetes írásbeli hozzájárulását, mielőtt a jelen Megállapodás alapján megrendelné a darabonként 250.000,- és 500.000,- forint közé eső pótalkatrészeket. A 250.000,- forintnál alacsonyabb darabáron beszerezhető pótalkatrészeket a Szolgáltató havi 1.500.000,- forintos összeghatárig szabadon megrendelheti. Az összeghatár kimerítését követően a Szolgáltató minden egyes pótalkatrész-megrendeléshez köteles beszerezni a Megrendelő írásbeli hozzájárulását. A legalább 500.000,- forint értékű pótalkatrészeket közvetlenül a Megrendelő rendeli meg.

IV. ORDERING	IV. RENDELÉSFELADÁS
Orders for a specific Service may be done as noted (if applicable) in Sections II and III and as set forth in this Section IV.	Egy adott Szolgáltatás megrendelése (adott esetben) a II. és a III. pontban, valamint a jelen IV. pontban rögzített rendelkezések szerint történhet.
For each maintenance Service, to the extent applicable, Service Provider shall provide Buyer annual maintenance plans that outline the maintenance Services on an annual, monthly, weekly, and daily basis. All such maintenance plans are subject to Buyer’s review and approval. After the approval of the annual plans, Buyer may, but shall not be required to, issue annual/monthly/weekly/ daily orders for each maintenance Service.

Minden egyes karbantartási Szolgáltatás esetén – és amennyiben alkalmazandó – a Szolgáltató éves karbantartási terveket köteles benyújtani a Megrendelőnek, amelyekben éves, havi, heti és napi bontásban felvázolja a karbantartási Szolgáltatásokat. Az összes ilyen karbantartási tervet a Megrendelővel ellenőriztetni kell és jóvá kell vele hagyatni. Az éves tervek jóváhagyását követően a Megrendelő jogosult, azonban nem köteles arra, hogy éves/havi/heti/napi megrendelést adjon fel az egyes karbantartási Szolgáltatásokra.

For any optional Services that Buyer is ordering from Service Provider, Buyer may discontinue ordering such optional Services three months after Buyer provides written notice to Service Provider of Buyer’s desire to discontinue the optional Service. For any Service previously discontinued by Buyer, Service Provider’s obligation to begin reperforming such Service shall not apply until three months after Buyer provides written notice to Service Provider of Buyer’s desire to reorder the Service.

A Szolgáltatótól megrendelt opcionális Szolgáltatások esetében a Megrendelő dönthet úgy, hogy a Szolgáltatót három hónappal korábban megküldött írásbeli értesítésben arról tájékoztatja, hogy a jövőben nem kívánja megrendelni ezeket az opcionális Szolgáltatásokat. A Megrendelő által korábban felmondott Szolgáltatás esetében a Szolgáltató csak abban az esetben köteles újból elkezdeni az adott Szolgáltatás nyújtását, ha a Megrendelő a Szolgáltatás igénybevételével kapcsolatos szándékáról három hónappal korábban írásban tájékoztatta.

For any non-optional Services that Buyer is ordering from Service Provider, Buyer may discontinue ordering such optional Services twelve months after Buyer provides written notice to Service Provider of Buyer’s desire to discontinue the optional Service. For any Service previously discontinued by Buyer, Service Provider’s obligation to begin reperforming such Service shall not apply until twelve months after Buyer provides written notice to Service Provider of Buyer’s desire to reorder the Service.

A Szolgáltatótól megrendelt nem opcionális Szolgáltatások esetében a Megrendelő dönthet úgy, hogy a Szolgáltatót tizenkét hónappal korábban megküldött írásbeli értesítésben arról tájékoztatja, hogy a jövőben nem kívánja megrendelni ezeket a nem opcionális Szolgáltatásokat. A Megrendelő által korábban felmondott Szolgáltatás esetében a Szolgáltató csak abban az esetben köteles újból elkezdeni az adott Szolgáltatás nyújtását, ha a Megrendelő a Szolgáltatás igénybevételével kapcsolatos szándékáról tizenkét hónappal korábban írásban tájékoztatta.

Buyer may order Services via email or phone.	A Megrendelő a Szolgáltatásokat e-mailben, illetve telefonon is megrendelheti.
V. WARRANTIES	V. SZAVATOSSÁGVÁLLALÁS
A.    For Services. For six (6) months after the date that Services are completed, Service Provider warrants the following: ( (i) Services will meet the agreed upon specifications and (ii) Service Provider will (a) use commercially reasonable efforts to render Services and, at a minimum, shall perform Services with the same degree of care and in the same manner for which it performs such services for itself; (b) comply with all applicable laws, standards and regulations in effect at the time Services are rendered; and (c) obtain any requisite permits or licenses for such Services prior to their being rendered, except to the extent of Buyer’s obligations to obtain or maintain permits.

A. Szolgáltatásokra vonatkozó szavatosságvállalás. A Szolgáltatások teljesítését követő 6 (hat) hónapig a Szolgáltató az alábbiakért vállal szavatosságot: i. a Szolgáltatások megfelelnek a megállapodásban rögzített specifikációknak, és ii. a Szolgáltató a) kereskedelmi szempontból észszerű módon törekszik a Szolgáltatások nyújtására, és azokat legalább olyan fokú gondossággal és olyan módon nyújtja, ahogyan a saját esetében tenné; b) betart a Szolgáltatások nyújtásának időpontjában hatályos minden irányadó jogszabályt, szabványt és előírást; és c) a Szolgáltatások nyújtásának megkezdése előtt beszerez minden szükséges engedélyt, illetve felhatalmazást, kivéve, ha ezek beszerzése és érvényben tartása a Megrendelő kötelezettsége.

B.    For Goods. To the extent Service Provider is supplying goods or materials (“Goods”) in connection with the performance of the Services, Service Provider warrants that, from the date of tender of delivery of the Goods, all Goods: (1) shall be selected by Service Provider (to the extent applicable) in conformance with all applicable specifications (if any); (2) Service Provider acknowledges that Buyer is relying on the Service Provider’s skill or judgment to furnish suitable Goods; (3) shall be composed of all new components unless agreed otherwise by the Parties; (4) shall be free and clear of all liens and encumbrances; and (5) shall be purchased and used, to the extent applicable, by Service Provider in compliance with all applicable federal, state and local laws, regulations or orders applicable to the Goods. Warranties shall extend for six (6) months after delivery of the Goods or, where no delivery occurs, six (6) months after performance of the Services. In addition to the foregoing, Service Provider shall effectively transfer to Buyer all transferrable OEM warranties on Goods. If any warranties are non-transferrable, Service Provider shall act as Buyer’s agent to pursue any warranty claim that Buyer may have under the OEM warranties.

B. Árukra vonatkozó szavatosságvállalás. Amennyiben a Szolgáltató a Szolgáltatásokkal összefüggésben árukat vagy anyagokat (a továbbiakban „Áruk”) szolgáltat, úgy a leszállításukra tett ajánlat napjától az Árukkal összefüggésben szavatosságot vállal az alábbiakért: 1. amennyiben alkalmazandó, az Árukat a Szolgáltató az összes vonatkozó specifikációnak megfelelően választja ki (amennyiben vannak ilyen specifikációk); 2. a Szolgáltató tudomásul veszi, hogy a Megrendelő a Szolgáltató képességére, illetve megítélésére hagyatkozik abban a tekintetben, hogy tőle megfelelő Árukat fog kapni; 3. a Felek eltérő megállapodása hiányában az Áruk teljes mértékben új összetevőkből állnak; 4. az Árukat nem terheli zálogjog, és tehermentesek; és 5. az Árukat a Szolgáltató – amennyiben irányadó – az összes azokra vonatkozó szövetségi, állami és helyi jogszabály, előírás, illetve határozat betartásával vásárolja meg és használja. A szavatossági idő az Áruk leszállításától, illetve leszállítás hiányában a Szolgáltatások nyújtásától számított 6 (hat) hónap. A fentieken túlmenően a Szolgáltató hatályosan köteles átruházni a Megrendelőre az Árukra vonatkozó összes forgalomképes OEM-szavatosságot. Amennyiben a szavatosság nem átruházható, úgy a Szolgáltató a Megrendelő képviselőjeként jár el az olyan szavatossági igények érvényesítése során, amelyek az OEM-szavatosság alapján megilletnék a Megrendelőt.

C.    SERVICE PROVIDER MAKES NO WARRANTY, EXPRESS OR IMPLIED (INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE), EXCEPT SUCH AS IS EXPRESSLY SET FORTH HEREIN.

C. AZ ITT KIFEJEZETTEN RÖGZÍTETT SZAVATOSSÁGVÁLLALÁSON KÍVÜL A SZOLGÁLTATÓ SEM KIFEJEZETT, SEM HALLGATÓLAGOS SZAVATOSSÁGVÁLLALÁST NEM VÁLLAL, ÍGY – TÖBBEK KÖZÖTT – A FORGALOMKÉPESSÉGÉRT ÉS ADOTT CÉLRA VALÓ ALKALMASSÁGÉRT SEM.

D.    In addition to remedies otherwise available to Buyer, if Goods or Services do not meet the requirements set forth in parts A and B of Section V, Service Provider will, at the election of Buyer and upon notice from Buyer, and at Service Provider’s sole cost (including any relevant transportation and labor costs), either redesign, repair or replace (including, if applicable, reinstall) the Goods and/or re-perform the related Services within a reasonable period of time based on the circumstances. Absent mutual agreement of the Parties, Service Provider shall remedy the situation within a reasonable time frame attributable to the nature of the situation. If Service Provider fails to timely make the necessary redesign, repair or replacement, Buyer may perform or cause to be performed such redesign, repair or replacement at Service Provider's cost and any reasonable costs and expenses incurred by Buyer to cover will be recoverable from Service Provider as a debt due and payable.

D. A Megrendelő rendelkezésére álló egyéb jogorvoslati lehetőségeken túlmenően, amennyiben az Áruk vagy a Szolgáltatások nem felelnek meg az V. pont A. és B. szakaszában foglalt előírásoknak, úgy a Szolgáltató a Megrendelő választása szerint, az utóbbi felhívására és a Szolgáltató kizárólagos költségére (ideértve az összes vonatkozó szállítási és munkaerőköltséget is), a körülmények által indokolt időben köteles újratervezni, kijavítani vagy kicserélni (adott esetben akár újratelepíteni) az Árukat és/vagy megismételni az érintett Szolgáltatásokat. A Felek kölcsönös megállapodása hiányában a Szolgáltató a helyzetet a jellegének megfelelő észszerű időkereten belül köteles orvosolni. Amennyiben a Szolgáltató nem végzi el határidőre a szükséges újratervezést, kijavítást vagy kicserélést, a Megrendelő a Szolgáltató költségére maga is elvégezheti vagy mással elvégeztetheti az újratervezést, a kijavítást, illetve kicserélést, és esedékes tartozásként követelheti a Megrendelő oldalán felmerült minden indokolt költség és kiadás Szolgáltató általi megtérítését.

VI. INDEMNIFICATION, INSURANCE	VI. HELYTÁLLÁSI KÖTELEZETTSÉG, BIZTOSÍTÁS
A.    Service Provider will indemnify, defend, and hold harmless Buyer, its directors, officers, employees, agents, representatives, successors, and assigns (“Indemnitees”) from and against all third party claims (including claims by Buyer’s employees) of loss, liability, cost and expenses, fines and penalties, including the reasonable cost of defense of such claims, due to personal injury, death or property damage to the extent such personal injury, death or property damage is caused by the negligent acts or omissions of Service Provider.

A. A Szolgáltató kártalanítja és mentesíti a Megrendelőt, annak igazgatóit, tisztségviselőit, munkavállalóit, megbízottait, képviselőit, jogutódait és engedményeseit („a Helytállásra Jogosultak”) harmadik személyek által támasztott minden olyan, veszteségre, felelősségre, költségre, kiadásra, bírságra és büntetésre (ideértve a követeléssel szembeni védekezés észszerű költségeit is) vonatkozó követelés alól, amely személyi sérülés, halál vagy vagyoni kár miatt keletkezett (ideértve a Fogyasztó munkavállalói által támasztott követeléseket is), amennyiben a személyi sérülést, halált vagy vagyoni kárt a Szolgáltató gondatlansága vagy mulasztása okozta.

B.    Buyer will indemnify, defend, and hold harmless Service Provider, its directors, officers, employees, agents, representatives, successors, and assigns (“Indemnitees”) from and against all third party claims (including claims by Service Provider’s employees) of loss, liability, cost and expenses, fines and penalties, including the reasonable cost of defense of such claims, due to personal injury, death or property damage to the extent such personal injury, death or property damage is caused by the negligent acts or omissions of Buyer.

B. A Megrendelő kártalanítja és mentesíti a Szolgáltatót, annak igazgatóit, tisztségviselőit, munkavállalóit, megbízottait, képviselőit, jogutódait és engedményeseit („a Helytállásra Jogosultak”) harmadik személyek által támasztott minden olyan, veszteségre, felelősségre, költségre, kiadásra, bírságra és büntetésre (ideértve a követeléssel szembeni védekezés észszerű költségeit is) vonatkozó követelés alól, amely személyi sérülés, halál vagy vagyoni kár miatt keletkezett (ideértve a Fogyasztó munkavállalói által támasztott követeléseket is), amennyiben a személyi sérülést, halált vagy vagyoni kárt a Szolgáltató gondatlansága vagy mulasztása okozta.

C.    Each Party hereby expressly agrees to waive any provision of any workers’ compensation act, disability or other employee benefits laws, or any similar laws granting the indemnifying Party rights and immunities as an employer to the extent necessary for the indemnifying Party to adhere to its obligations above in paragraphs A and B.

C. A Felek ezennel kifejezetten vállalják, hogy amennyiben a helytállásra kötelezett Fél fenti A. és B. pontban meghatározott kötelezettségei teljesítéséhez szükséges, úgy lemondanak minden olyan üzemi balesetbiztosítási törvény, illetve rokkantsági vagy egyéb munkavállalói juttatásokkal kapcsolatos jogszabály rendelkezéseinek az alkalmazásáról, amelyek a helytállásra kötelezett Félnek munkáltatóként jogokat és mentességet biztosítanának.

D.    As a condition precedent to any indemnification obligations hereunder, any entity entitled to indemnification shall give prompt written notice to the indemnifying Party of any matter that may be subject to indemnification, promptly after learning of such Claim; provided that, any delay in providing such notification shall not relieve the indemnifying Party of its indemnification obligations hereunder except to the extent, if any, that such delay prejudices the indemnifying Party’s ability to successfully defend such claim. If such claim falls within the scope of the indemnification obligations of this provision, then the indemnifying Party shall assume the defense of such claim. The indemnified Party shall cooperate with the indemnifying Party in such defense. The indemnified Party may, at its option and expense, be represented by counsel of its choice in any action or proceeding with respect to such claim. The indemnifying Party shall not be liable for any litigation costs or expenses incurred by the indemnified Party without the indemnifying Party’s written consent, such consent not to be unreasonably withheld. The indemnifying Party shall not settle any such claim if such settlement does not fully and unconditionally release the indemnified Party from all liability relating thereto, unless the indemnified Party otherwise agrees in writing.  The indemnifying Party’s obligations under this article will not apply to any settlement, adjustment or compromise of any claim made by the indemnified Party without the indemnifying Party’s prior written consent.

D. A jelen Megállapodás szerinti helytállási kötelezettségek előfeltételeként a helytállásra jogosult Fél a követelésről való tudomásszerzést követően köteles haladéktalanul írásban értesíteni a helytállásra kötelezett Felet minden olyan ügyről, amely a helytállás körébe eshet, azzal, hogy az értesítéssel kapcsolatos késedelem nem mentesíti a helytállásra kötelezett Felet a jelen Megállapodás szerinti helytállási kötelezettségei alól, kivéve, ha ez a késedelem csorbítja e Fél abbéli képességét, hogy sikeresen védekezzen a követeléssel szemben. Amennyiben az említett követelés a jelen rendelkezésben meghatározott helytállási kötelezettség hatálya alá esik, a helytállásra kötelezett Félnek vállalnia kell a követeléssel szembeni védekezést. A helytállásra jogosult Fél a védekezés során köteles együttműködni a helytállásra kötelezett Féllel. A helytállásra jogosult Fél a követeléssel kapcsolatos bármely per vagy eljárás során választása szerint és saját költségére képviseltetheti magát az általa választott jogi képviselő útján. A helytállásra kötelezett Fél nem felel semmilyen olyan perköltségért vagy egyéb kiadásért, amely a helytállásra jogosult oldalán, a helytállásra kötelezett Fél írásbeli hozzájárulása nélkül merült fel. A hozzájárulás indokolatlanul nem tagadható meg. A helytállásra kötelezett Fél – a helytállásra jogosult Fél eltérő írásbeli nyilatkozata hiányában – csak akkor köthet egyezséget a követelésre vonatkozóan, ha az egyezség teljes körűen és feltétel nélkül mentesíti a helytállásra jogosult Felet a követeléssel kapcsolatos felelősség alól. A helytállásra kötelezett Fél jelen pont szerinti kötelezettségei nem vonatkoznak a követelésekkel kapcsolatos azon egyezségekre vagy megállapodásokra, amelyeket a helytállásra jogosult Fél a helytállásra kötelezett Fél előzetes írásbeli hozzájárulása nélkül köt.

E.    Service Provider agrees: (1) to maintain in full force and effect casualty, property, and other lines of insurance of the types, on the terms and in the amounts commensurate with its business and risks associated therewith (“Insurance”) and to comply with applicable workers compensation insurance laws regarding insurance or qualification as a self-insurer; (2) to the extent permitted by law, to waive rights of subrogation and contribution against Buyer in relation to Service Provider’s commercial general liability policy; (3) to ensure that Buyer is made an additional insured on Service Provider’s commercial general liability policy; (4) to ensure that Service Provider’s commercial general liability policy states that it is specifically primary to any of Buyer’s insurance policies, which policies shall be, in all respects, excess to Service Provider’s policy; (5) to be solely responsible for any deductibles, self-insured retentions, or other form of self-insurance under the policies of Insurance; (6) upon Buyer’s reasonable request, to timely provide written certification, reasonably acceptable to Buyer, certifying the material terms of the policies of Insurance.

E A Szolgáltató vállalja a következőket: (1) az üzleti tevékenységének és a kapcsolódó kockázatoknak megfelelő típusú, feltételrendszerű és összegű baleset-, vagyon- és egyéb biztosítást tart érvényben („Biztosítás”), és a biztosítással vagy önbiztosítóként történő eljárásával kapcsolatban betartja a vonatkozó üzemi balesetbiztosítási jogszabályokat; (2) a jogszabályok által megengedett mértékben a Szolgáltató az általános kereskedelmi felelősségbiztosítása kapcsán lemond a Megrendelővel szemben a megtérítési és hozzájárulási jogairól; (3) gondoskodik arról, hogy a Megrendelő további biztosítottként szerepeljen a Szolgáltató általános kereskedelmi felelősségbiztosításában; (4) gondoskodik arról, hogy a Szolgáltató általános kereskedelmi felelősségbiztosításában szerepeljen az, hogy kifejezetten elsőbbséggel bír a Megrendelő biztosításaival szemben, amely biztosítások minden tekintetben a Szolgáltató biztosításának kiegészítéseként szolgálnak; (5) kizárólagosan felel a Biztosítás szerinti minden önrészért, saját részért vagy a biztosítások szerinti egyéb önbiztosítási formákért; (6) a Megrendelő indokolt felhívására egy a Megrendelő számára észszerűen elfogadható írásbeli igazolást nyújt a biztosítási kötvények lényeges feltételeiről.

VII. CONFIDENTIALITY	VII. TITOKTARTÁS
The Parties agree that the Confidentiality Agreement between the Parties dated January 1, 2020 shall apply to this Agreement and the term of such Confidentiality Agreement, as it applies to this Agreement, shall have the same term as this Agreement.

A Felek rögzítik, hogy a közöttük 2020. január 1-jén létrejött titoktartási szerződés a jelen Megállapodásra is irányadó, azzal, hogy a jelen Megállapodás tekintetében a titoktartási szerződés időbeli hatálya megegyezik a jelen Megállapodás időbeli hatályával.

VIII. MISCELLANEOUS	VIII. VEGYES RENDELKEZÉSEK
A. Invoicing	A. Számlázás
1.0 Service Provider will promptly submit to Buyer correct and complete invoices showing the calculation of hours worked multiplied by the applicable unit prices. Service Provider will maintain records of activities performed and/or services provided with regard to Buyer's areas and equipment. At month end Buyer's designee will review and countersign the records which serve as a basis for monthly invoices that are broken down by types of services.

1.0 A Szolgáltató helyesen és hiánytalanul kitöltött számlát nyújt be haladéktalanul a Megrendelőnek, amelyen feltünteti a munkavégzéssel töltött órák számát, megszorozva azokat az irányadó egységárakkal. A Szolgáltató nyilvántartást vezet a Megrendelő területein és berendezésein elvégzett tevékenységekről és/vagy az azok vonatkozásában nyújtott szolgáltatásokról. A hónap végén a Megrendelő által kijelölt személy ellenőrzi és ellenjegyzi a havi számlázás alapjául szolgáló nyilvántartásokat, amelyeket szolgáltatástípusonként kell részletezni.

2.0 Invoices are payable within 30 days from the date of receipt. If the payment due date falls on a day which is a Saturday, Sunday or legal holiday in Hungary, then payment shall be due on the last business day immediately prior to such Saturday, Sunday or legal holiday.

2.0 A számlák kiegyenlítésére nyitva álló határidő a kézhezvételtől számított 30 nap. Amennyiben a fizetési határidő szombatra, vasárnapra vagy Magyarországon munkaszüneti napnak minősülő napra esik, az esedékesség napja az adott szombatot, vasárnapot vagy munkaszüneti napot közvetlenül megelőző utolsó munkanap.

3.0 In case of late payment, Buyer shall pay default interest. The default interest rate is equal to the basic interest rate of the National Bank of Hungary. Buyer shall not be in default and shall not be obligated to pay interest for any late payment withheld in good faith for Services that have not met the standards set forth in Section V (warranties). If Buyer fails to pay amounts due and owing either Party may request discussions between the Parties to resolve the situation and each Party agrees to participate in such discussions and act in good faith. Buyer may only setoff amounts what are agreed to by the Parties.

3.0 Késedelmes fizetés esetén a Megrendelő késedelmi kamatot köteles fizetni. A késedelmi kamat mértéke megegyezik a Magyar Nemzeti Bank által közzétett jegybanki alapkamattal. Nem minősül a Megrendelő részéről fizetési késedelemnek, és így a Megrendelő késedelmi kamatot sem köteles fizetni a határidőre ki nem egyenlített olyan összeg után, amelyet a Megrendelő jóhiszemű módon azért tart vissza, mert a vonatkozó Szolgáltatások nem feleltek meg az V. („Szavatosságvállalás”) pontban meghatározott előírásoknak. Ha a Megrendelő nem fizeti meg az esedékes összegeket, a helyzet megoldása érdekében bármely Fél tárgyalásokat kezdeményezhet, és mindkét Fél vállalja, hogy jóhiszeműen részt vesz az említett tárgyalásokon. A Megrendelő kizárólag a Felek által elfogadott összegeket számíthatja be.

B. Place and method of rendering Services	B. A Szolgáltatások teljesítésének helye és módja
1.0 Place of rendering Services is the Service Provider's facility or Buyer's location listed above or any other places as mutually anticipated by the Parties.	1.0 A teljesítés helye a Szolgáltató létesítménye vagy a Megrendelő fentebb felsorolt telephelye, illetve a Felek által előre kölcsönösen meghatározott egyéb helyszín.
2.0 Each Party agrees (and shall ensure that its agents, employees and subcontractors agree) to abide by the rules and reasonable request of the other Party while on the premises owned, leased or otherwise controlled by such Party. Each Party reserves the right to bar anyone from its premises for reasonable cause. Service Provider agrees to comply with the EHS standards of Buyer while performing Services on Buyer’s property as long as Buyer communicates such standards to Service Provider.

2.0 A Felek vállalják, hogy betartják a másik Fél előírásait és eleget tesznek a másik Fél által közölt indokolt felhívásnak, amíg az utóbbi tulajdonában álló, általa bérelt vagy egyéb módon ellenőrzött helyiségekben tartózkodnak, továbbá vállalják, hogy gondoskodnak arról, hogy ennek a kötelezettségnek a megbízottjaik, a munkavállalóik és alvállalkozóik is eleget tegyenek. A Felek fenntartják a jogot, hogy indokolt esetben bárkitől megtagadják a belépést a helyiségeikbe. A Szolgáltató vállalja, hogy eleget tesz a Megrendelő EHS-szabványainak, amíg a Megrendelő területén a Szolgáltatásokat nyújtja, amennyiben Megrendelő tájékoztatja Szolgáltatót az ilyen szabványokról.

3.0 Buyer will be responsible for reporting complete and accurate information on its activities and providing complete documents within its possession to Service Provider as Service Provider requests and is required for the performance of this Agreement accurately and on time.

3.0 A Szolgáltató felhívására és a jelen Megállapodás pontos és határidőre történő teljesítése érdekében a Megrendelő teljes körű és pontos információt köteles szolgáltatni az általa elvégzett tevékenységekről, továbbá hiánytalanul köteles átadni a birtokában lévő dokumentumokat.

4.0 Service Provider shall promptly advise Buyer on any circumstances that can jeopardize or hinder the successful or on-time performance of assignments. Buyer's contact person needs to be approached in such cases.

4.0 A Szolgáltató haladéktalanul köteles tájékoztatni a Megrendelőt minden olyan körülményről, amely veszélyeztetheti vagy akadályozhatja a megrendelt feladatok sikeres vagy határidőre történő teljesítését. Ilyen esetben a Megrendelő kapcsolattartóját kell értesíteni.

5.0 Service Provider will make available the needed personal protective equipment for its personnel for assignments.	5.0 A Szolgáltató a saját személyzetének maga köteles biztosítani a munkavégzéshez szükséges védőfelszerelést.
C. Term	C. Időbeli hatály
1.0 The Agreement’s initial term shall be five (5) years from the Effective Date. Thereafter, the Agreement shall renew on an annual basis unless a Party provides one-year written notice to the other that it desires to terminate the Agreement.

1.0 A jelen Megállapodás kezdeti időtartama a Hatálybalépés Napjától számított 5 (öt) év. A kezdeti időtartam leteltét követően a jelen Megállapodás évente mindaddig meghosszabbodik, amíg a felmondási szándékát valamely Fél egyéves felmondási időt tartalmazó írásbeli értesítéssel nem közli.

2.0 The Agreement may only be amended in writing signed by both Parties.	2.0 A jelen Megállapodás kizárólag írásban, mindkét Fél aláírásával módosítható.
D. Breach	D. Szerződésszegés
1.0 A non-breaching Party shall have the right to terminate the Agreement and/or an Order hereunder immediately upon issuance of written notice in the event that the other Party is in material breach of the Agreement, which breach remains uncured within 30 days of its receipt of notice of breach from the non-breaching Party, provided that the cure period for a failure to timely pay is fifteen (15) days, not 30 days.

1.0 A másik Fél súlyos szerződésszegése esetén a vétlen Fél írásbeli értesítés mellett jogosult azonnali hatállyal felmondani a Megállapodást és/vagy az annak hatálya alá tartozó Megrendelést, ha a vétkes Fél a vétlen Fél arra vonatkozó értesítésének kézhezvételétől számított 30 nap elteltével sem orvosolja a szerződésszegést, azzal, hogy a fizetési késedelem orvoslására nyitva álló idő nem 30, hanem 15 (tizenöt) nap.

E. Force Majeure.	E. Vis maior
Neither Party will be in default for any delay or failure to perform its obligations under this Agreement if such default, failure or delay is caused by anything beyond the reasonable control of the Party affected, including, but not limited to, terrorist acts, civil commotion, shortages of materials, fuel or power, fires, floods or other acts of God, or acts or omissions of the other Party. The Party affected by an event under this paragraph shall furnish prompt written notice of any delays or non-performances (including its anticipated duration) after becoming aware that it has occurred or likely will occur and specify in reasonable details the facts constituting the force majeure. If Service Provider is unable to perform due to Force Majeure, Buyer may obtain the services from other sources and reduce its obligations owing to Service Provider without liability to Service Provider. Both Parties agree to use their respective reasonable efforts to cure any event of force majeure to the extent that it is reasonably possible to do so.

A jelen Megállapodás szerinti kötelezettsége teljesítésében beállt késedelem vagy mulasztás miatt egyik Fél sem esik késedelembe, amennyiben az adott mulasztást vagy késedelmet olyan körülmény okozta, amelyet az adott Fél észszerűen nem befolyásolhatott, ideértve többek között a terrorcselekményeket, zavargásokat, az anyag- és üzemanyaghiányt vagy áramkimaradást, tűzesetet, áradást, illetve más természeti csapást, a másik Fél cselekményeit és mulasztásait. A jelen bekezdés szerinti eseménnyel érintett Fél a ténylegesen bekövetkezett vagy várható eseményről való tudomásszerzést követően köteles haladéktalanul írásbeli értesítést küldeni minden késedelemről és mulasztásról (beleértve annak várható időtartamát is), és köteles kellő részletességgel megjelölni a vis maiornak minősülő körülményeket. Amennyiben a Szolgáltató a vis maior következtében nem tudja teljesíteni a kötelezettségeit, úgy a Megrendelő a Szolgáltatásokat másoktól is megrendelheti, és a Szolgáltatóval szemben fennálló kötelezettségeit anélkül csökkentheti, hogy ezért a Szolgáltatóval szemben bármiféle felelőssége keletkezne. Mindkét Fél vállalja, hogy a saját részéről a lehetőségekhez mérten mindent megtesz a vis maior esemény orvosolása érdekében.

F.    Service Provider and Buyer acknowledge that purchase orders, sales acknowledgment forms and other standard documents may be utilized by the Parties for purposes of convenience in the administration of this Agreement, however any standard terms and conditions contained therein are for informational purposes only and shall not vary the terms of this Agreement.

F. A Szolgáltató és a Megrendelő tudomásul veszi, hogy a Felek a jelen Megállapodáshoz kapcsolódó ügyintézés során, annak egyszerűsítése érdekében megrendelőlapokat, értékesítést visszaigazoló űrlapokat és egyéb formanyomtatványokat használhatnak, azonban az ezekben szereplő esetleges általános szerződési feltételek kizárólag tájékoztatásul szolgálnak, és nem módosítják a jelen Megállapodás feltételeit.

G. Applicable Law; Disputes	G. Irányadó jog és a jogviták rendezése
1.0 Provisions of the Hungarian Civil Code and particularly those ruling businesses are governing.	1.0 A jelen Megállapodásra a magyar Polgári Törvénykönyv, különösen annak vállalkozásokat szabályozó rendelkezései az irányadók.
2.0 This Agreement has been prepared in Hungarian and English, and in the case of a legal dispute or conflicting interpretation, the Hungarian version shall prevail.	2.0 A jelen Megállapodás magyar és angol nyelven készült, azzal, hogy jogvita vagy ellentétes értelmezés esetén a magyar változat az irányadó.
3.0 The Parties agree to resolve any possible legal dispute arising from this Agreement in the first instance through negotiation between the Parties. Should these attempts fail to bring results within a period of 30 days from the start of such negotiation, then Parties shall resort to the dispute resolution process set forth in the 2020 Separation Agreement dated between Arconic Corporation and Howmet Aerospace Inc.

3.0 A Felek rögzítik, hogy elsősorban békés tárgyalások útján rendezik a közöttük a jelen Megállapodásból felmerülő esetleges jogvitákat. Amennyiben mindez a tárgyalások kezdetétől számított 30 napon belül nem vezet eredményre, a Felek az Arconic Corporation és a Howmet Aerospace Inc. között létrejött 2020. évi Szétválási Megállapodásban foglalt vitarendezési eljárást kötelesek követni.

H. Authority; Entire Agreement	H. Szerződéskötési jogosultság és a Megállapodás teljessége
1.0 Contracting Parties declare that their representatives are duly authorized to sign this Agreement.	1.0 A Szerződő Felek kijelentik, hogy a képviselőik cégszerű felhatalmazással rendelkeznek arra, hogy aláírják a jelen Megállapodást.
2.0 This Agreement is binding to Contracting Parties, their legal successors and approved beneficiaries. This Agreement represents the whole agreement between Contracting Parties and makes any other earlier negotiations, commitments or written documents void and null.

2.0 A jelen Megállapodás a Szerződő Felekre, a jogutódaikra és jóváhagyott kedvezményezettjeikre kötelező erővel bír. A jelen Megállapodás képezi a Szerződő Felek teljes körű megállapodását, és semmissé és érvénytelenné tesz minden korábbi tárgyalást, kötelezettségvállalást és írott dokumentumot.

3.0 Annexes containing services fees are inseparable parts of this Agreement.	3.0 A Szolgáltatási Díjakra vonatkozó mellékletek a jelen Megállapodás elválaszthatatlan részét képezik.
4.0 Neither this Contract nor either Party’s rights and obligations hereunder are assignable by either Party without the prior written consent of the other Party. Notwithstanding anything in this Agreement to the contrary, the direct or indirect transfer of all or a majority of the assets of or equity interest in the Global Rolled Products business – either directly or through its subsidiaries - in connection with or in anticipation of the announced separation shall not constitute a change of control, shall not require further consent, shall not be deemed a breach or default of this Agreement and shall not be a basis for termination or cancellation of this Agreement.

4.0 A jelen Megállapodás, valamint a Felek azon alapuló jogai és kötelezettségei kizárólag a másik Fél előzetes írásbeli hozzájárulásával ruházhatók át. A jelen Megállapodás esetleges eltérő rendelkezései ellenére a Globális Hengerelt Termékek üzletág eszközei vagy tőkerészesedése összességének vagy nagy részének közvetlen vagy közvetett, a bejelentett szétváláshoz kapcsolódó vagy arra tekintettel történő átruházása – akár közvetlenül, akár leányvállalatokon keresztül történik – nem minősül az ellenőrzés megváltozásának, nem igényel további hozzájárulást, nem minősül a jelen Megállapodás megszegésének vagy azzal kapcsolatos mulasztásnak, és nem ad alapot a jelen Megállapodás felmondására vagy attól való elállásra.

I. Notices	I. Értesítések
General communications or notifications required or permitted by this Agreement shall be made in writing. Any notice or other writing required by this Agreement shall be deemed to be sufficiently given if mailed by Hungarian Mail, in closed envelop, postage prepaid, sent as registered mail with receipt confirmation (internationally 1st class air mail) or served personally or addressed as below (or to any other addresses the Parties may report or specify to the replacement of the ones below by observation the applicable procedures):

A jelen Megállapodásban előírt vagy lehetővé tett általános kommunikációt, illetve értesítéseket írásban kell közölni. A jelen Megállapodásban előírt értesítések és egyéb írásbeli dokumentumok akkor tekintendők megfelelően közöltnek, ha azokat a Magyar Postán keresztül zárt, bérmentesített borítékban, ajánlott, tértivevényes levélként postára adták (külföldre elsőbbségi légipostával), illetve ha személyesen kézbesítették az alábbi címekre (illetve olyan egyéb címre, amelyet a Felek az alkalmazandó eljárásrend betartásával az alábbiak helyett közölnek vagy meghatároznak):

If sent to Buyer: Krisztián Csaba Horváth Procurement Manager Arconic-Köfém Mill Products Hungary Ltd. 8000. Székesfehérvár, Verseci u. 1-15.	A Megrendelőnek: Horváth Krisztián Csaba beszerzési vezető Arconic-Köfém Mill Products Hungary Kft. 8000. Székesfehérvár, Verseci u. 1-15.,
and to Buyer's assigned representative as noted above	valamint a Megrendelő fent jelzett képviselőjének
If sent to Service Provider. Szabo Ferenc CEM Energy Supply Department Manager Arconic-Köfém Ltd. 8000. Székesfehérvár, Verseci u. 1-15.	A Szolgáltatónak: Szabó Ferenc, a CEM energiaellátási osztály vezetője Arconic-Köfém Kft. 8000. Székesfehérvár, Verseci u. 1-15.,
and to Service Provider's assigned representative as noted above	valamint a Szolgáltató fent jelzett képviselőjének
and shall be deemed to have been given and received in the case of a letter on the date indicated in the confirmation, if it was personally served on the date of serving, or if by facsimile transmission the date upon which it is transmitted.

azzal, hogy az említett értesítések a következő időpontokban minősülnek kézbesítettnek: levél esetében a visszaigazoláson feltüntetett napon, személyes kézbesítés esetén a kézbesítés napján, faxüzenet esetén pedig azon a napon, amelyen azt továbbították.

Having read and interpreted this this Agreement jointly, Parties have found it fully compliant with their intentions and signed it as such affirmatively.	A Felek a jelen Megállapodást – annak elolvasását és közös értelmezését követően – mint akaratukkal mindenben egyezőt jóváhagyólag aláírták.
Arconic-Köfém Mill Products Hungary Kft. By/Aláíró: Name/Név: Title/Beosztás:	Arconic-Köfém Kft. By/Aláíró: Name/Név: Title/Beosztás:
At Szekesfehervar,_____,2020	Székesfehérvár 2020___________

GBE/GBE/396179/17/CEEM/6084693.1	1